Exhibit 99.1

FOR IMMEDIATE RELEASE

Supreme Industries Reports Significantly Improved 2012 Earnings

Full-Year Net Income Surges to $11.8 Million from $0.8 Million in 2011

Net Income per Diluted Share Increases to $0.77 from $0.05 in Prior Year

Goshen, Ind.—Feb. 7, 2013—Supreme Industries, Inc. (NYSE MKT: STS), a leading manufacturer of specialized commercial vehicles including truck bodies, shuttle buses, and armored vehicles, today announced significantly improved earnings for its full year ended Dec. 29, 2012.

2012 Fourth-Quarter Results

Consolidated net sales of $57.7 million for the fourth quarter declined 11.8% from $65.5 million in last year’s comparable period. The lower sales related to two large orders in the fourth quarter of 2011 that were not repeated in 2012, along with intense competition and increased discounting in the bus industry on state and municipal bid orders.

Gross margin as a percentage of sales declined slightly to 13.2%, compared with 13.4% in last year’s fourth quarter. Gross profit declined to $7.6 million from last year’s $8.7 million on the lower sales volume and a change in product mix.  Other income increased $0.2 million due to a gain on sale of an investment.  For the quarter, the Company reported net income of $0.4 million, or $0.02 per diluted share, compared with net income of $1.9 million, or $0.12 per diluted share, in the fourth quarter of 2011.

Supreme’s Chief Financial Officer and Interim Chief Executive Officer Matthew Long said: “We continue to successfully implement the strategy of concentrating on sales and markets that meet or exceed our margin criteria. By enhancing manufacturing efficiencies and better managing costs, we have successfully developed a model that can drive sustainable profits into the future. Entering 2013, we are encouraged by our team’s progress to date, and by the opportunities we see before us to continue satisfying our customers with on-time delivery of specialty vehicles that represent the very best quality, safety and value.”

2012 Full-Year Results

Consolidated net sales decreased 4.7%, to $286.1 million, from $300.4 million last year. Gross profit increased 33.9%, to $43.5 million, from 2011’s $32.5 million. Gross profit, as a percentage of sales, improved dramatically to 15.2%, compared with 10.8% in 2011.  The 4.4% increase in gross margin percentage is the result of refined pricing methodologies, improved labor efficiencies and the redesign of certain manufacturing facilities.

The Company reported full-year income from continuing operations of $11.8 million, or $0.77 per diluted share, compared with last year’s income from continuing operations of $1.7 million, or $0.11 per diluted share. Net income for the full year improved to $11.8 million, or $0.77 per diluted share, compared with net income of $0.8 million, or $0.05 per diluted share in 2011, which included the impact from discontinued operations.

Supreme Industries, Inc.

2581 East Kercher Road • PO Box 463 • Goshen, IN 46527

The Company’s effective tax rate was 5.9% for the year ending Dec. 29, 2012, substantially lower than statutory rates due to the reversal of deferred tax asset reserves and the use of net operating loss carryforwards.   Reported financial results in 2011 included an income tax benefit of $0.4 million recorded in the fourth quarter, resulting from expiring state statues related to uncertain tax positions. Beginning with the first quarter of 2013, the Company expects to recognize income taxes at more normalized rates.

Working capital was $38.6 million at Dec. 29, 2012, up from $35.4 million at Dec. 31, 2011.  The working capital ratio was 2.7 to 1 versus 2.0 to 1 for the respective periods.  During 2012, Supreme invested $7.1 million in facilities and equipment to enhance efficiencies and $6.1 million to exercise two related-party lease purchase options.   On Dec. 19, 2012, the Company entered into a five-year revised cash flow credit agreement increasing its line of credit to $45 million with improved liquidity, availability and interest rate pricing.  Total debt declined to $14.1 million at year end, compared with $15.9 million last year. Stockholders’ equity increased 22% to $67.2 million, or $4.41 per share, at Dec. 29, 2012, compared with $54.9 million, or $3.71 per share, at Dec. 31, 2011. Net cash provided by operating activities during 2012 totaled $12.4 million, compared with $14.5 million in 2011.

As disclosed in the second quarter of 2012, the Company self-identified an immaterial error related to revenue recognition. Accordingly, its consolidated financial statements reflect the correction of the immaterial error.

Conference Call Information

A conference call will be held tomorrow, Feb. 8, 2013, at 9 a.m. ET to review the fourth-quarter and full-year results. To participate in the live call, dial 877-317-6789 (International: 412-317-6789) 10 minutes before the call begins, or 8:50 a.m. ET. The conference ID is 10024460. The call also will be streamed live and can be accessed at http://www.SupremeInd.com. Those unable to participate in the live conference call may access a replay, which will be available on Supreme’s website for approximately 30 days.

To be added to Supreme Industries’ email distribution list, please click on the link below: http://www.clearperspectivegroup.com/clearsite/sts/emailoptin.html.

About Supreme Industries

Supreme Industries, Inc. (NYSE MKT: STS), is a nationwide manufacturer of specialized truck bodies produced to the specifications of its customers. Supreme also manufactures special-purpose “shuttle-type” buses and armored vehicles. The Company’s transportation equipment products are used by a wide variety of industrial, commercial and law enforcement customers.

News releases and other information on the Company are available on the Internet at: http://www.supremeind.com or http://www.b2i.us/irpass.asp?BzID=1482&to=ea&s=0

Other than historical facts contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, and reflect the view of management with respect to future events. When used in this report, words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan” and similar expressions, as they relate to Supreme or its plans or operations, identify forward-looking statements. Such forward-looking statements are based on assumptions made by, and information currently available to, management. Although management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that the expectations reflected in such forward-looking statements are reasonable, and it can give no assurance that such expectations will prove to be correct.  Important factors that could cause actual results to differ materially from such expectations include, without limitation, an economic slowdown in the specialized vehicle industry, limitations on the availability of chassis on which Supreme’s product is dependent, availability of raw materials, raw material cost increases and severe interest rate increases. Furthermore, Supreme can provide no assurance that any raw material cost increases can be passed on to its customers through implementation of price increases for Supreme’s products. The forward-looking statements contained herein reflect the current view of management with respect to future events and are subject to those factors and other risks, uncertainties and assumptions relating to the operations, results of operations, cash flows and financial position of Supreme. Supreme assumes no obligation to update the forward-looking statements or to update the reasons actual results could differ from those contemplated by such forward-looking statements.

CONTACT:

Investor and Media Contact:

Matthew J. Dennis, CFA

Supreme Investor Relations

574-228-4130

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—FINANCIAL RESULTS FOLLOW—

Supreme Industries, Inc. and Subsidiaries

Consolidated Statements of Income

	Three Months Ended		Twelve Months Ended
	December 29,	December 31,	December 29,	December 31,
	2012	2011	2012	2011
Net sales	$57,728,124	$65,457,410	$286,140,112	$300,360,689
Cost of sales	50,135,847	56,715,558	242,644,088	267,865,675
Gross profit	7,592,277	8,741,852	43,496,024	32,495,014

Selling, general and administrative expenses	7,532,520	7,025,316	32,219,058	27,653,505
Legal settlement and related costs	—	—	—	2,182,091

Other income	(450,472)	(228,575)	(1,217,057)	(850,420)
Operating income	510,229	1,945,111	12,494,023	3,509,838

Interest expense	241,705	301,033	971,225	2,243,249
Income from continuing operations before income tax	268,524	1,644,078	11,522,798	1,266,589

Income tax benefit	(115,056)	(401,000)	(310,190)	(401,000)
Income from continuing operations	383,580	2,045,078	11,832,988	1,667,589

Discontinued operations
Operating loss of discontinued Oregon operations	—	(159,091)	—	(876,920)
Net income	$383,580	$1,885,987	$11,832,988	$790,669

Basic income (loss) per share:
Income from continuing operations	$0.03	$0.13	$0.78	$0.11
Loss from discontinued operations	—	(0.01)	—	(0.06)
Net income per basic share	$0.03	$0.12	$0.78	$0.05

Diluted income (loss) per share:
Income from continuing operations	$0.02	$0.13	$0.77	$0.11
Loss from discontinued operations	—	(0.01)	—	(0.06)
Net income per diluted share	$0.02	$0.12	$0.77	$0.05

Shares used in the computation of income (loss) per share:
Basic	15,219,856	15,159,910	15,194,823	14,808,171
Diluted	15,447,552	15,266,155	15,440,484	15,030,772

Supreme Industries, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 29,	December 31,
	2012	2011

Assets
Current assets	$61,007,286	$69,509,587
Property, plant and equipment, net	42,937,988	33,530,057
Other assets	1,142,809	1,683,718
Total assets	$105,088,083	$104,723,362

Liabilities
Current liabilities	$22,363,408	$34,087,548
Long-term liabilities	15,561,793	15,702,467
Total liabilities	37,925,201	49,790,015
Total stockholders’ equity	67,162,882	54,933,347
Total liabilities and stockholders’ equity	$105,088,083	$104,723,362